Contacts:

John Gustavsen, 203-573-3224

Manager, Corporate Communications

Chemtura Announces Agreement To Sell Antioxidant and UV Stabilizers Business For $200 Million to SK Capital Partners

PHILADELPHIA, Pa., Nov. 12, 2012 – Chemtura Corporation (NYSE/EuroNext Paris: CHMT) today announced it has entered into an asset purchase agreement to sell its Antioxidant and UV Stabilizers business, including dedicated manufacturing plants in the U.S, France, and Germany, to an affiliate of SK Capital Partners, for $200 million and the assumption of certain liabilities. The purchase price is subject to a post-closing net working capital adjustment. The transaction is subject to customary closing conditions. Proceeds from the sale will be used for repayment of debt and investment in Chemtura’s continued growth. The transaction is expected to close by the end of 2012 or in early 2013.

“This divestiture simplifies our business portfolio as we continue to invest in businesses with less economic sensitivity that make greater contributions to our strategy of focusing on specialty products and applications with greater growth potential in our strategic industry segments and in faster-growing regions,” said Craig A. Rogerson, Chemtura Chairman, President and CEO. “The purchase price for the Antioxidant and UV Stabilizers business represents a 6.4X multiple on adjusted EBITDA for the 12 months ended Sept. 30, 2012. The revenues of the business in the same period were approximately $390 million.”

Chemtura will be discussing this divestiture on Thursday, December 6, 2012 at its Investor Day beginning at 1 p.m. Eastern Time in New York City. Details about the Investor day are available on the Investor Relations section of the company’s Web site at www.chemtura.com.

*****

SK Capital is a leading investment firm with a disciplined focus on the specialty materials, chemicals and healthcare sectors. Their current portfolio generates over $3 billion in revenues and employs in excess of 3,400 people.

Chemtura Corporation, with 2011 sales of $3 billion, is a global manufacturer and marketer of specialty chemicals, agro chemicals, and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as “potential,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	Our ability to implement our growth strategies in rapidly growing markets;

•	Our ability to successfully integrate acquisitions into our business; and

•	Other risks and uncertainties described in our filings with the Securities and Exchange Commission including Item 1A, Risk factors, in our Annual Report on Form 10-K.

These statements are based on our estimates and assumptions and on currently available information. Our forward-looking statements include information concerning possible or assumed future results of operations, and our actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. We undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in our operations.

###